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                     ACQUISITION AND CONTRIBUTION AGREEMENT

                          AND JOINT ESCROW INSTRUCTIONS

                                      DATED

                                 APRIL 19, 1996,

                                  BY AND AMONG

                             AIMCO PROPERTIES, L.P.,

                                       AND

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                          COLLECTIVELY AS TRANSFEREE,

                                       AND

                                  THONER-PANKEY

                                  AS TRANSFEROR

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                     ACQUISITION AND CONTRIBUTION AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS

          THIS ACQUISITION AND CONTRIBUTION AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "AGREEMENT") is made and entered into as of April 19, 1996 (the "EXECUTION DATE"), by and among AIMCO PROPERTIES, L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP"), APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "REIT", and, collectively with the Operating Partnership, "TRANSFEREE"), and THONER-PANKEY, a California joint venture ("TRANSFEROR"), for the purpose of setting forth the agreement of the parties and of instructing Stewart Title Guaranty Company ("ESCROW AGENT"), with respect to the transactions contemplated by this Agreement.

                                R E C I T A L S:

          A. Transferor is the owner of a fee simple interest in those certain parcels of real property located at 13841 Tustin East Drive and 13802 Tustin East Drive in the City of Tustin, County of Orange, State of California, each as more particularly described on EXHIBIT "A" attached hereto (each, a "LAND PARCEL" and collectively, the "LAND"). The Land, together with the Improvements, the balance of the "Real Property," the "Personal Property" and the "Intangible Property" (each as hereinafter defined), shall be collectively referred to herein as the "PROPERTY."

          B. Transferor desires to transfer and contribute the Property to Transferee in exchange for "Ownership Units" (as hereinafter defined) and cash, and Transferee desires to accept the transfer and contribution of the Property upon and subject to the terms and conditions set forth in this Agreement.

                               A G R E E M E N T:

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee and Transferor hereby agree, and instruct Escrow Agent, as follows:

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1.   TRANSFER AND CONTRIBUTION.

          Subject to all of the terms and conditions of this Agreement, Transferor agrees to transfer, contribute and convey to Transferee, and Transferee agrees to accept from Transferor, the Property, upon the terms and conditions set forth herein. Transferor shall transfer an undivided interest in the Property to the REIT, the percentage of which shall be determined by dividing (i) the aggregate "Unit Value" (as defined in Section 7.2.1 below) of the "Shares" (as defined in Section 2.2 below) issued to the "Ownership Unit Recipients" (as defined in Section 2.2 below) by the REIT, by (ii) the total "Contribution Value" (as defined in Section 2 below). Transferor shall contribute the remaining undivided interest in the Property to the Operating Partnership.

2.   CONTRIBUTION VALUE.

     The contribution value of the Property (the "CONTRIBUTION VALUE") shall be equal to the aggregate Unit Value of 750,000 Ownership Units, subject to adjustment as hereinafter provided, plus One Million Four Hundred Forty-Five Thousand Dollars ($1,445,000) in cash (the "CASH AMOUNT"), which shall be payable as set forth below:

          2.1 DEPOSIT. On or before the Execution Date, Transferee shall deposit into "Escrow" (as hereinafter defined) the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (which amount, together with any and all interest and dividends earned thereon, shall hereinafter be referred to as the "DEPOSIT"), by wire transfer or by certified or bank check payable to the order of Escrow Agent.

     Escrow Agent shall invest the Deposit in insured money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as Transferee may instruct from time to time. At the "Closing" (as hereinafter defined), the Deposit shall be applied to Transferor's share of the "Closing Costs" (as hereinafter defined). In the event that the contribution and acceptance of the Property is not consummated for any reason other than a default under this Agreement solely on the part of Transferee, the Deposit shall be returned to Transferee.

          2.2 BALANCE. At the Closing, the balance of the Contribution Value shall be payable as follows:


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               (a)  ISSUANCE OF OWNERSHIP UNITS.  Pursuant to the direction of
Transferor, Transferee shall issue to the constituent partners of Transferor or their respective designees, as set forth on SCHEDULE 2.2 attached hereto and made a part hereof (collectively, the "OWNERSHIP UNIT RECIPIENTS"), in the amounts and units designated on SCHEDULE 2.2 hereto, the aggregate number of Seven Hundred Fifty Thousand (750,000) Ownership Units. As used herein, "OWNERSHIP UNITS" shall mean limited partnership units in the Operating Partnership ("OP UNITS"), or shares of the common stock of the REIT ("SHARES"). Distributions or dividends, as applicable, with respect to such OP Units and Shares are made with the same frequency and in the same amount; provided, however, that the initial distributions with respect to OP Units accrue only for the period applicable from the date of the issuance of such OP Units to the distributee.

               (b) ADDITIONAL CASH. On or before the date that is two (2) Business Days prior to the Closing Date, Transferee shall deposit into Escrow the sum of One Million One Hundred Ninety-Five Thousand Dollars ($1,195,000).

          2.3  ADJUSTMENT FOR PRORATIONS AND CLOSING COSTS.

               (a) CREDIT AMOUNT. On the Closing Date, Transferee shall receive as a credit against the Contribution Value an amount (the "CREDIT AMOUNT") equal to the sum of: (i) security deposits which were paid by "Tenants" (as hereinafter defined) to or for the account of Transferor, plus accrued interest, if and to the extent required to be paid to such Tenants on such security deposits, (ii) expenses and other sums owed by Transferor to Tenants for work or disputes which occurred prior to the Closing Date (as evidenced in any agreement or correspondence from Transferor or its agents), and (iii) the amount, if any, by which prorated amounts allocated to Transferor pursuant to
Section 7.6(a) below exceed prorated amounts allocated to Transferee pursuant to
Section 7.6(a) below.

               (b) SATISFACTION OF CREDIT AMOUNT. In the event that the Credit Amount plus the sum of all amounts required to be disbursed pursuant to Section 7.5.2(c) below is more than the Cash Amount (the amount of such deficit being referred to herein as the "SHORTFALL AMOUNT"), then Transferor shall cause the Shortfall Amount to be paid to Transferee by depositing cash in an amount equal to the Shortfall Amount on or before the Closing Date.

               (c) APPLICATION OF BALANCE OF CASH AMOUNT. In the event that the Credit Amount plus the sum of all amounts required to be disbursed pursuant to section 7.5.2(c) below is less than the Cash Amount (the amount of


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such positive balance being referred to herein as the "CASH AMOUNT BALANCE"), then the Cash Amount Balance shall be applied to satisfy Transferor's share of Closing Costs, with the remainder, if any, disbursed to Transferor at Closing pursuant to section 7.5.2(d).

3.   OPENING OF ESCROW.

          On or before the second (2nd) Business Day after the Execution Date, Transferee and Transferor shall cause an escrow ("ESCROW") to be opened with Escrow Agent by delivery to Escrow Agent of a fully executed copy of this Agreement (the "OPENING OF ESCROW"). This Agreement shall constitute escrow instructions to the Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as the Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. The parties hereto shall execute such additional escrow instructions (not inconsistent with this Agreement as determined by counsel for Transferee and Transferor) as Escrow Agent shall deem reasonably necessary for its protection, including Escrow Agent's general provisions (as may be modified by Transferee, Transferor and Escrow Agent). In the event of any inconsistency between this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern.

4.   ACTIONS PENDING CLOSING.

          4.1  TITLE DOCUMENTS.

               4.1.1 TITLE AND SURVEYS. Not later than three (3) days after the Execution Date, Transferee, at its sole cost and expense, shall (a) cause Stewart Title Guaranty Company (in such capacity, "TITLE COMPANY") to issue a current preliminary report for an ALTA extended coverage policy of title insurance for each Land Parcel (collectively, the "PTRs"), together with legible copies of all documents referenced as exceptions therein (the "UNDERLYING DOCUMENTS"); (b) upon reasonable notice to Transferor, cause an ALTA Survey of each Land Parcel and the Improvements located thereon (collectively, the "SURVEYS") to be prepared; and (c) cause a search for filings pursuant to the Uniform Commercial Code with regard to the Personal Property (the "UCC SEARCH") to be performed. Copies of the PTRs, the Underlying Documents, the Surveys and the UCC Search (collectively, the "TITLE DOCUMENTS") shall be delivered to Transferor and Transferee.


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               4.1.2  TRANSFEREE'S REVIEW OF TITLE.  Transferee shall have two
(2) days after its receipt of all of the Title Documents to notify Transferor in writing (the "TRANSFEREE'S OBJECTION LETTER") of any objection which Transferee may have to any matters reported or shown in the Title Documents or any updates thereof (provided, however, that if any such updates are received by Transferee, Transferee shall have an additional two (2) days following Transferee's receipt of such update and legible copies of all documents referenced therein to notify Transferor of objections to items shown on any such update which were not disclosed on the previously delivered Title Documents). In addition to the Leases, matters reported in or shown by the Title Documents (or any updates thereof) and not timely objected to by Transferee as provided above shall be deemed to be "PERMITTED EXCEPTIONS." Transferor shall have no obligation to cure or correct any matter objected to by Transferee, other than any "Monetary Encumbrances" (as hereinafter defined). However, as soon as practicable, but in any event not later than two (2) days after Transferor's receipt of Transferee's Objection Letter, Transferor may elect, by delivering written notice of such election to Transferee and Escrow Agent, to remove or, to Transferee's reasonable satisfaction, insure over any matters objected to in Transferee's Objection Letter. If Transferor fails to remove or satisfactorily insure over any exceptions or matters objected to by Transferee, then Transferee may (i) terminate this Agreement (in which case Escrow Agent shall return the Deposit to Transferee, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement);
(ii) extend the Closing Date to allow Transferor a reasonable period of time to remove such objected to exceptions or matters to the extent that Transferor is diligently working to cure or discharge such exceptions; or (iii) proceed to a timely Closing whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions. In any event Transferor shall discharge and remove any and all liens affecting the Property which secure an obligation to pay money (other than installments of real estate taxes not delinquent as of the Closing) (such liens being referred to herein as "MONETARY ENCUMBRANCES") and, even though Transferee does not expressly disapprove such Monetary Encumbrances, such Monetary Encumbrances shall not be Permitted Exceptions.

               4.1.3 CONDITION OF TITLE AT CLOSING. Upon the Closing, Transferor shall contribute, transfer and convey to each of the Operating Partnership and the REIT fee simple title to the Real Property by duly executed and acknowledged grant deeds for each Land Parcel, in the form of EXHIBIT "B"


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attached hereto (collectively, the "DEEDS"), subject only to the Permitted
Exceptions. Prior to Closing, Transferor shall not take any action or commit or suffer any acts which would give rise to a variance from the current legal description of the Real Property, or cause the creation of any exception or encumbrance against or respecting the Real Property without the prior written consent of Transferee, which consent may be withheld in Transferee's sole and absolute discretion.

          4.2 PHYSICAL CONDITION. Transferee acknowledges and agrees that, (i) prior to the date hereof, Transferee has conducted such inspections and investigations of the physical condition of the Improvements as Transferee deems necessary and appropriate, and (ii) subject to Section 6.1.3 hereof, Transferee accepts the physical condition of the Improvements on an "as-is" basis.

5.   DESCRIPTION OF PROPERTY.

          5.1 THE IMPROVEMENTS. As used herein, the term "IMPROVEMENTS" shall mean all buildings, improvements, structures and fixtures now or hereafter located on or in the Land, including, without limitation, those certain buildings located at 13841 Tustin East Drive, Tustin, California being used for residential apartments, containing 232 units and known as "Sycamore Creek Apartments" and those certain buildings located at 13802 Tustin East Drive, Tustin, California containing 104 units and known as "Tustin Woods Apartments."

          5.2 THE REAL PROPERTY. As used herein, the term "REAL PROPERTY" shall include (i) the Land, (ii) the Improvements, (iii) all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy of the Land and the Improvements (such as heating, air conditioning or mechanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on or in the Land or the Improvements, and (iv) all of the rights, privileges and easements appurtenant to or used in connection with the Land and the Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, air rights, water, water rights and water stock relating to the Land, all strips and gores, all of Transferor's right, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent or connected to the Land.

          5.3 THE PERSONAL PROPERTY. As used herein, the term "PERSONAL PROPERTY" shall mean all of that certain tangible personal property, equipment and supplies owned by Transferor and situated at the Real Property and used by


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Transferor in connection with the use, operation, maintenance or repair of the
Real Property, including, without limitation, all Personal Property described on EXHIBIT "C" attached hereto.

          5.4 THE INTANGIBLE PROPERTY. As used herein, the term "INTANGIBLE PROPERTY" shall mean all of that certain intangible property owned by Transferor and used by Transferor in connection with the Real Property and/or the Personal Property, including, without limitation, all of Transferor's right, title and interest in, to and under: (i) the Leases, all contract rights, books, records, reports, test results, environmental assessments, if any, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of the Real Property or the Personal Property; (ii) all rights, if any, in and to the names "Sycamore Creek Apartments" and "Tustin Woods Apartments;" (iii) all transferable business licenses, architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting the Real Property; and (iv) all transferable guarantees, warranties and utility contracts relating to the Real Property.

6.   CONDITIONS TO CLOSING.

          6.1 TRANSFEREE'S CONDITIONS. The obligation of Transferee to accept the Property in accordance with this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (the "TRANSFEREE'S CLOSING CONDITIONS"), which conditions may be waived, or the time for satisfaction thereof extended, by Transferee only in a writing executed by Transferee (provided, however, that any such waiver shall not affect Transferee's ability to pursue any remedy it may have with respect to any breach hereunder by Transferor):

               6.1.1 TITLE. Title Company shall be prepared and irrevocably committed to issue to Transferee an American Land Title Association extended coverage owner's policy of title insurance in favor of Transferee for each Land Parcel in the amounts designated by Transferee (which amounts in the aggregate shall not exceed the Contribution Value) showing fee title to the Property vested in Transferee or Transferee's nominee, with those endorsements reasonably requested by Transferee, subject only to the Permitted Exceptions (collectively, the "OWNER'S TITLE POLICIES").

               6.1.2 TRANSFEROR'S DUE PERFORMANCE. All of the representations and warranties of Transferor set forth in this Agreement shall be true,


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correct and complete in all material respects as of the Closing Date, and
Transferor, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Transferor to be complied with or performed pursuant to the terms of this Agreement.

               6.1.3 PHYSICAL CONDITION OF PROPERTY. Subject to the provisions of Section 12 below, the physical condition of the Property shall be substantially the same on the Closing Date as on the Execution Date, except for reasonable wear and tear and any damages due to any act of Transferee or Transferee's representatives.

               6.1.4 BANKRUPTCY. No action or proceeding shall have been commenced by or against Transferor under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to Transferor's interest in the Property or any portion thereof.

               6.1.5 LEASES. At the Closing, Transferor shall assign all of Transferor's rights and remedies under the Leases (including, without limitation, the right to any security deposits and prepaid rent) to Transferee and Transferee shall assume the obligations of Transferor with respect thereto, pursuant to assignments of leases and security deposits (collectively, the "ASSIGNMENTS OF LEASES") in the form of EXHIBIT "E" attached hereto.

               6.1.6 BILL OF SALE. At the Closing, Transferor shall deliver to Transferee bills of sale and assignments (collectively, the "BILLS OF SALE"), by which Transferor shall transfer to Transferee all the Personal Property and the Intangible Property, but excluding the Leases, in each case free of all liens and encumbrances, in the form of EXHIBIT "F" attached hereto.

               6.1.7 NON-FOREIGN AFFIDAVIT; CALIFORNIA FORM 590 RE. On or before the Closing, Transferor shall deliver to Transferee Non-foreign Affidavits (collectively "NON-FOREIGN AFFIDAVIT") in the form of EXHIBIT "H" attached hereto, and California Franchise Tax Board Forms 590 RE ("FORMS 590 RE"), executed by Transferor and each of the constituent partners of Transferor, as set forth on SCHEDULE 8.10.

               6.1.8 ACKNOWLEDGMENT. At the Closing, Transferor shall deliver to Transferee acknowledgments (collectively, the "ACKNOWLEDGMENTS"), pursuant to which each of the recipients of OP Units accepts its limited partner-


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ship interest in, and is admitted as a limited partner of, the OP, in form and substance reasonably satisfactory to Transferor and Transferee.

               6.1.9 NO MORATORIA. No moratorium, statute, regulation, ordinance, legislation, order, judgment, ruling or decree of any governmental agency or of any court shall have been enacted, adopted, issued, entered or pending which is directed specifically at the Property and which would have a material adverse effect on the value of the Property.

               6.1.10 INVESTOR QUESTIONNAIRE. On or before the Closing, Transferor shall deliver to Transferee Investor Questionnaires (collectively, "INVESTOR QUESTIONNAIRES") in form and substance satisfactory to Transferee, executed by each of the Ownership Unit Recipients.

          6.2 FAILURE OF TRANSFEREE'S CLOSING CONDITIONS. Subject to Transferee's rights hereunder under Section 13.2 hereof with respect to any default by Transferor (including, without limitation, any default in the performance of any covenants of Transferor set forth in this Section 6), if any of the Transferee's Closing Conditions have not been fulfilled within the applicable time periods, Transferee may:

          (a) waive the Transferee's Closing Condition and close Escrow in accordance with this Agreement, without adjustment or abatement of the Contribution Value; or

          (b) terminate this Agreement by written notice to Transferor and to Escrow Agent, in which event Escrow Agent shall return the Deposit to Transferee, all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, Transferor shall pay for all of the cancellation charges of Title Company and Escrow Agent, if any, and Transferee shall be entitled to pursue all of its rights and remedies pursuant to Section 13.2 hereof.

          6.3 TRANSFEROR'S CONDITIONS. The obligation of Transferor to contribute the Property in accordance with this Agreement is subject to the conditions concurrent set forth in this Section 6.3 (the "TRANSFEROR'S CLOSING CONDITIONS"), which conditions may be waived, or the time for satisfaction thereof extended, by Transferor only in a writing executed by Transferor (provided, however, that any such waiver shall not affect Transferor's ability to pursue any remedy it may have with respect to any breach hereunder by Transferee).


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All of the representations and warranties of Transferee set forth in this
Agreement shall be true, correct and complete in all material respects as of the Closing Date, and Transferee, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Transferee to be complied with or performed pursuant to the terms of this Agreement.

          6.4 FAILURE OF TRANSFEROR'S CLOSING CONDITIONS. If any of Transferor's Closing Conditions have not been fulfilled within the applicable time periods, Transferor shall have, as its sole and exclusive remedy hereunder, the right to retain Transferor's deposit as liquidated damages as set forth in
Section 13.1 hereof.

7.   CLOSING.

          7.1 CLOSING DATE. Subject to the provisions of this Agreement, the "Closing" (as defined below) shall take place on April 11, 1996 (the "INTENDED CLOSING DATE"), subject to Transferee's right to extend the Closing Date pursuant to Section 4.1.2(iii) hereof and Transferee's and Transferor's respective rights to extend the Closing Date pursuant to Section 7.2.2(a) and 7.2.3(a) below, or on such other date as the parties hereto may agree. As used herein, the following terms shall have the following meanings: (i) the "CLOSING" shall mean the recordation of the Deeds in the Official Records of the County of Orange (the "OFFICIAL RECORDS"); and (ii) the "CLOSING DATE" shall mean the date upon which the Closing actually occurs.

          7.2  VARIATIONS IN UNIT VALUE.

               7.2.1  UNIT VALUE DEFINITIONS.   As used herein, "UNIT VALUE"
shall mean, on any given day, with respect to each Ownership Unit, the price per share on the New York Stock Exchange (the "NYSE") for the Shares at the close of the immediately preceding day on which the Shares are traded. As used herein, "AVERAGE UNIT VALUE" shall mean, on any given day, with respect to each Ownership Unit, the average of the prices per share on the NYSE for the Shares at the close of the five (5) immediately preceding days on which the Shares are traded.

               7.2.2 TRANSFEREE'S RIGHT TO EXTEND CLOSING DATE OR TERMINATE AGREEMENT. In the event that the Average Unit Value as of the Intended Closing Date is greater than $22.00 (the "TRANSFEREE CAP PRICE"), then Transfer-



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ee, in its sole and absolute discretion by written notice to Transferor and
Escrow Agent delivered on the Intended Closing Date, may:

               (a) terminate this Agreement, in which case Escrow Agent shall return the Deposit to Transferee, all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement; or

               (b) elect to extend the Closing Date to a date that is not later than thirty (30) Business Days following the Intended Closing Date or such later date as to which Transferor and Transferee may agree in writing, and the Closing shall occur on the date (the "TRANSFEREE EXTENDED CLOSING DATE") thereafter selected by Transferee upon five (5) Business Days' prior written notice to Transferor and Escrow Agent, provided that such Transferee Extended Closing Date shall occur within such thirty (30) Business Day period following the Intended Closing Date.

               7.2.3 TRANSFEROR'S RIGHT TO EXTEND CLOSING DATE OR TERMINATE AGREEMENT. In the event that the Average Unit Value as of the Intended Closing Date is less than $18.75 (the "TRANSFEROR FLOOR PRICE"), then Transferor, in its sole and absolute discretion by written notice to Transferor and Escrow Agent delivered on the Intended Closing Date, may:

               (a) terminate this Agreement, in which case Escrow Agent shall return the Deposit to Transferee, all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement; or

               (b) elect to extend the Closing Date to a date that is not later than thirty (30) Business Days following the Intended Closing Date or such later date as to which Transferor and Transferee may agree in writing, and the Closing shall occur on the date (the "TRANSFEROR EXTENDED



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     CLOSING DATE") thereafter selected by Transferor upon five (5) Business
     Days' prior written notice to Transferee and Escrow Agent, provided that such Transferor Extended Closing Date shall occur within such thirty (30) Business Day period following the Intended Closing Date.

               7.2.4  OVERRIDING TERMINATION RIGHT.

               (a) Notwithstanding anything to the contrary herein, in the event that the Average Unit Value as of the Transferor Extended Closing Date or the Transferee Extended Closing Date (each, an "EXTENDED CLOSING DATE"), as applicable, is greater than the Transferee Cap Price on the date that is one (1) Business Day prior to such Extended Closing Date, then this Agreement shall terminate, in which case Escrow Agent shall return the Deposit to Transferee, all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement; provided, however, that this Agreement shall continue in full force and effect in the event that Transferee, in its sole and absolute discretion, delivers written notice to Transferor and Escrow Agent on or before the date that is one (1) Business Day prior to such Extended Closing Date that Transferee is waiving its termination right pursuant to this
     Section 7.2.4(a).

               (b) Notwithstanding anything to the contrary herein, in the event that the Average Unit Value as of the applicable Extended Closing Date is less than the Transferor Floor Price on the date that is one (1) Business Day prior to such Extended Closing Date, then this Agreement shall terminate, in which case Escrow Agent shall return the Deposit to Transferee, all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement; provided, however, that this Agreement shall continue in full force and effect in the event that Transferor, in its sole and absolute discretion, delivers written notice to Transferee and Escrow Agent on or before the



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     date that is one (1) Business Day prior to such Extended Closing Date that Transferor is waiving its termination right pursuant to this
     Section 7.2.4(b).

          7.3 DELIVERIES BY TRANSFEROR. On or before the Closing Date, Transferor, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following documents and instruments, each dated as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by Transferor:

               7.3.1  DEEDS.   The original executed and acknowledged Deeds
conveying the Real Property to Transferee, in such undivided interests as directed by Transferee;

               7.3.2 NON-FOREIGN AFFIDAVIT; FORM 590 RE. The original Non-foreign Affidavits and Forms 590 RE, executed by Transferor and each of the constituent partners of Transferor, as set forth on SCHEDULE 8.10;

               7.3.3 ASSIGNMENTS OF LEASES. Four (4) original executed counterparts of each of the Assignments of Leases, in such undivided interests as directed by Transferee;

               7.3.4 BILLS OF SALE. Four (4) original executed counterparts of each of the Bills of Sale, in such undivided interests as directed by Transferee;
               7.3.5 PROOF OF AUTHORITY. Such proof of Transferor's authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Transferor to act for and bind Transferor as may be reasonably required by Title Company or Transferee;

               7.3.6 REGISTRATION RIGHTS AGREEMENTS. Four (4) original executed counterparts of a Registration Rights Agreement in the form of EXHIBIT "J-1" attached hereto and made a part hereof and four (4) original executed counterparts of a Registration Rights Agreement in the form of EXHIBIT "J-2" attached hereto and made a part hereof (collectively, the "REGISTRATION RIGHTS AGREEMENTS");

               7.3.7 CASH. Cash in an amount equal to the amount by which Transferor's share of Closing Costs exceeds the Cash Amount Balance;

               7.3.8 INVESTOR QUESTIONNAIRES. Investor Questionnaires, executed by each of the Ownership Unit Recipients; and,

               7.3.9 ACKNOWLEDGMENTS. From each of the Ownership Unit Recipients receiving OP Units, two (2) original executed counterparts the Acknowledgments;

               7.3.10 OTHER. Such other documents and instruments, signed and properly acknowledged by Transferor, if appropriate, as may be reasonably required by Transferee, Title Company, Escrow Agent, or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein.

          7.4 DELIVERIES BY TRANSFEREE. On or before the Closing, Transferee, at its sole cost and expense, shall deliver or cause to be delivered into Escrow
(i) cash in an amount equal to Transferee's share of prorations and Closing Costs, as provided in Sections 7.6 and 7.7, respectively, and the balance of the Cash Amount as provided in Section 2.2(b) above, (ii) four (4) original executed and acknowledged counterparts of each of the Assignments of Leases, (iii) four
(4) original counterparts of each of the Registration Rights Agreements, executed by the REIT; (iv) certificates (the "CERTIFICATES") representing 750,000 Ownership Units, (v) two (2) executed original counterparts of each of the Acknowledgments, executed by AIMCO-G.P., Inc., a Delaware corporation, and
(v) such other documents and instruments, signed and properly acknowledged by Transferee, if appropriate, as may reasonably be required by Transferor, Escrow Agent or otherwise in order to effectuate the provisions of this Agreement and the closing of the transactions contemplated herein.

          7.5 ACTIONS BY ESCROW AGENT. Provided that Escrow Agent shall not have received written notice from Transferee or Transferor of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when Transferee and Transferor have deposited into Escrow the documents and funds required by this Agreement, and Title Company is irrevocably committed to issue the Owner's Title Policies concurrently with the Closing, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

               7.5.1 RECORDING. Following Title Company's acknowledgement that it is prepared and irrevocably committed to issue the Owner's Title Policies to Transferee, cause the Deeds and any other documents which the parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Transferee and Transferor.

               7.5.2 FUNDS AND CERTIFICATES. Upon receipt of confirmation of the recordation of the Deeds and such other documents as were recorded pursuant to Section 7.5.1 above, disburse all funds and deliver the Certificates deposited with it by Transferee as follows:

               (a) pursuant to the "Closing Statement" (as hereinafter defined), retain for Escrow Agent's own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Owner's Title Policies, and disburse to any other persons or entities entitled thereto the amount of any other Closing Costs;

               (b)  deliver to Transferor the Certificates;

               (c) disburse funds necessary to discharge and release any and all Monetary Encumbrances against the Property;

               (d) pay to Transferor the remaining Cash Amount Balance, if any, after all disbursements pursuant to (a) and (c) above have been completed; and

               (e) disburse to Transferee any remaining funds in the possession of Escrow Agent after payments pursuant to (a), (c) and (d) above have been completed.

               7.5.3 TITLE POLICY. Cause Title Company to issue the Owner's Title Policies to Transferee.

               7.5.4 DELIVERY OF DOCUMENTS. Deliver (a) to Transferee and Transferor each, two (2) originals of all documents deposited into Escrow, other than the Deeds, the Non-foreign Affidavits, and the Forms 590 RE, and (b) to Transferee, the Non-foreign Affidavits and the Forms 590 RE.

          7.6  PRORATIONS.

               (a) Rentals, revenues, and other income, if any, from the Property, taxes, assessments, improvement bonds, service or other contract fees, utility costs, and other expenses affecting the Property shall be prorated between Transferee and Transferor as of the Closing Date; provided, however, that Transferor shall receive a credit at the Closing in an amount equal to the rentals that are delinquent as of the Closing Date, but only to the extent that such delinquent rentals are due and owing from Tenants occupying a portion of the Property on the Closing Date; and provided further, that Transferee shall be entitled to any and all payments subsequently received in satisfaction of such delinquent rentals, notwithstanding the fact that such rentals are attributable to a period prior to Closing. For purposes of calculating prorations, Transferee shall be deemed to be title holder of the Property, and therefore entitled to the income and responsible for the expenses, after 12:01 a.m. on the Closing Date. After the Closing, Transferor shall have no right to proceed in any manner or make any claim against "Tenants" (as hereinafter defined) for rents that were delinquent as of the Closing Date, except to the extent that any such person no longer occupies any portion of the Property. All non-delinquent real estate taxes or assessments on the Property shall be prorated based on the actual current tax bill, but if such tax bill has not yet been received by Transferor by the Closing Date or if supplemental taxes are assessed after the Closing for the period prior to the Closing, the parties shall make any necessary adjustment after the Closing by cash payment to the party entitled thereto so that Transferor shall have borne all real property taxes, including all supplemental taxes, allocable to the period prior to the Closing and Transferee shall bear all real property taxes, including all supplemental taxes, allocable to the period from and after the Closing. If any expenses attributable to the Property and allocable to the period prior to the Closing are discovered or billed after the Closing, the parties shall make any necessary adjustment after the Closing by cash payment to the party entitled thereto so that Transferor shall have borne all expenses allocable to the period prior to the Closing and Transferee shall bear all expenses allocable to the period from and after the Closing. The provisions of this Section 7.6 shall survive the Closing.

               (b) Two (2) days prior to the Closing, Escrow Agent shall deliver to each of the parties for their review and approval a preliminary closing statement (the "PRELIMINARY CLOSING STATEMENT") setting forth (i) the proration amounts allocable to each of the parties pursuant to this
     Section 7.6, and (ii) the Closing Costs. Based on each of the party's comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and deliver a final, signed version of a closing statement to each of the parties at the Closing (the "CLOSING STATEMENT").

          7.7 CLOSING COSTS. Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorney and advisor fees), except the following costs (the "CLOSING COSTS"):

               (a) all documentary transfer, stamp, sales and other taxes related to the transfer of the Property, which shall be paid by Transferor;

               (b) Escrow Agent's escrow fees and costs, which shall be paid one-half (1/2) by Transferor and one-half (1/2) by Transferee as to the first $1,000.00, with the balance, if any, to be paid by Transferee;

               (c) the cost of the Surveys (if not already paid), which shall be paid by Transferee;

               (d) the cost of the Owner's Title Policies and all endorsements thereto, which shall be paid by Transferee;

               (e) all recording fees, which shall be paid by Transferor;

               (f) any and all prepayment or other penalties or amounts due and payable in connection with the discharge and satisfaction of any Monetary Encumbrances; and

               (g) the sum of $300,000.00 due and payable to The Jeffrey Stone Company, James Olsson and Property Asset Brokerage (collectively, the "BROKERS") pursuant to separate agreements with the Brokers (the "BROKERAGE AGREEMENT"), which shall be paid by the Transferor.

          7.8 DELIVERIES OUTSIDE OF ESCROW. Transferor shall deliver possession of the Property, subject only to the Permitted Exceptions, to Transferee upon the Closing. Further, Transferor hereby covenants and agrees to deliver to Transferee, on or prior to the Closing, the following items:

               7.8.1 INTANGIBLE PROPERTY. The Intangible Property, including, without limitation, the original Leases.

               7.8.2 PERSONAL PROPERTY. The Personal Property, including, without limitation, any and all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements.

               7.8.3  NOTICES.

               (a) NOTICES TO TENANTS. A letter for each Tenant in form and substance reasonably acceptable to Transferee, duly executed by Transferor, dated as of the Closing Date and addressed to the Tenants, informing such Tenants of the transfer of the Property and the assignment of the Leases to Transferee together with an instruction to pay all amounts due under the Leases following the Closing Date to Transferee.

               (b) SERVICE CONTRACTS NOTICES. A letter to each of the vendors of the service contracts for the Property (collectively, the "SERVICE CONTRACTS") in form and substance reasonably acceptable to Transferee, duly executed by Transferor, dated as of the Closing Date and addressed to each Service Contract vendor, informing said vendors of the assignment of the Service Contracts to Transferee.

8.   TRANSFEROR'S REPRESENTATIONS AND WARRANTIES.

          Transferor represents and warrants to and agrees with Transferee, as of the Execution Date and as of the Closing, as follows (where a representation or warranty is made based on Transferor's "actual knowledge" it is agreed that this term shall mean for purposes of this Section 8, the actual knowledge of Transferor (including, without limitation, the actual knowledge of James Birmingham) without having undertaken any special investigation or inquiry regarding the subject matter of that representation or warranty):

          8.1 TITLE. Transferor is the legal and equitable owner of the Property and Transferor has the full right to convey the Property.

          8.2  LEASES.

               8.2.1 LEASE SCHEDULE. The schedule attached hereto as EXHIBIT "I" (the "LEASE SCHEDULE") is true, correct and complete with respect to: (i) the leases, licenses, tenancies and other occupancy agreements (whether written or oral) now in effect at the Property (the "LEASES"), (ii) the dates of the

Leases and of all amendments thereof, (iii) the identities of the tenants under the Leases (the "TENANTS"), (iv) the space occupied by the Tenants, (v) the commencement and expiration dates of the Leases, (vi) the annual rents payable thereunder, (vii) the base year for any escalated rent thereunder, (viii) the currently escalated rents, (ix) any options to renew or cancel the Leases, (x) any rights of first refusal and (xi) any outstanding agreements, written or oral, to amend or otherwise modify any of the Leases.

               8.2.2 LEASE REVIEW. True and complete copies of all Leases and all amendments, guarantees and other documents relating thereto have been or shall be made available to Transferee, its agents and representatives for inspection, copying or both at Transferor's principal place of business during normal business hours; provided, however, that for purposes of this Agreement, Transferee may rely on the data set forth on the Lease Schedule. Upon the written request of Transferee at any time prior to the Closing, Transferor shall promptly deliver to Transferee a written explanation of any inconsistencies or differences between the Lease Schedule and the Leases to the extent that any such inconsistencies or differences are identified to Transferor by Transferee in such written request.

               8.2.3 SECURITY DEPOSITS. Except as set forth on the Lease Schedule, there are no security deposits held by the landlord under any of the Leases and there are no arrearages in rent or additional rent under any of the Leases.

               8.2.4 NO PRE-PAID RENT. No Tenant has paid any rent for more than one (1) month in advance, except as may otherwise be set forth on the Lease Schedule.

          8.3 EXISTING CONTRACTS. Neither Transferor nor any agent of Transferor has executed any service, maintenance, repair, management, supply or other contracts affecting the Property which would be binding on Transferee subsequent to the Closing, except as set forth on SCHEDULE 8.3 attached hereto.

          8.4  INSURANCE.   True, correct and complete copies of all insurance
policies maintained by Transferor with respect to the Property have been or shall be made available to Transferee, its agents and representatives for inspection, copying or both at Transferor's principal place of business during normal business hours. Transferor will maintain such insurance policies from the Execution

Date through the Closing Date or earlier termination of this Agreement and all premiums due on such insurance policies have been paid by Transferor.

          8.5 LITIGATION. To Transferor's actual knowledge, there are no actions, suits or proceedings before any judicial or quasi-judicial body, by any governmental authority or other third party, pending or threatened against or affecting all or any portion of the Property and, to Transferor's actual knowledge, there is no basis for any such action. There are no actions, suits or proceedings pending, contemplated or threatened by Transferor in connection with all or any portion of the Property or Transferor's ownership, rights, use, development or maintenance thereof, including, without limitation, tax reduction proceedings; and from and after the date hereof, Transferor shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without the prior written consent of Transferee. To Transferor's actual knowledge, no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Transferor. In the event any proceeding of the character described in this
Section 8.6 is initiated prior to the Closing, Transferor shall promptly advise Transferee in writing.

          8.6 COMPLIANCE WITH LAWS. To the Transferor's actual knowledge, except as disclosed on Schedule 8.6 hereto, the Property is in material compliance with all existing laws, rules, regulations, ordinances and orders of all applicable federal, state, city and other governmental authorities in effect as of the date of this Agreement (collectively, "LAWS"), including, without limitation, all Laws with respect to zoning, building, subdivision, fire and health codes, environmental protection and sanitation and pollution control. Except as disclosed on Schedule 8.6 hereto, Transferor has received no notice of, and has no actual knowledge of, any condition currently or previously existing on the Property or any portion thereof which may give rise to any violation of any existing Law applicable to the Property if it were disclosed to the authorities having jurisdiction over the Property.

          8.7 CONDEMNATION; SPECIAL ASSESSMENTS. To Transferor's actual knowledge, there are no pending or contemplated condemnation, eminent domain or similar proceedings or special assessments which would affect the Property or any part thereof in any way whatsoever.

          8.8  TOXIC OR HAZARDOUS MATERIALS.

               8.8.1  DEFINITIONS.

               (a) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any "Material of Environmental Concern" (as defined below) in, at, on, under or about any location, whether or not owned or operated by Transferor.

               (b) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

               (c) "MATERIAL OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

               8.8.2 REPRESENTATIONS AND WARRANTIES. Transferor represents and warrants to and agrees with Transferee that, as of the Execution Date, and as of the Closing, to Transferor's actual knowledge: (i) Transferor is in material compliance with all applicable Environmental Laws relating to the Property, which compliance includes, but is not limited to, the possession by Transferor of all permits and other governmental authorities required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) Transferor has not received any communication (written or oral), whether from a governmental authority, citizens group, or employee, that alleges that Transferor is not in such full compliance; (iii) there is no Environmental Claim pending or threatened with regard to the Property; and (iv) without in any way limiting the generality of the foregoing, (a) Transferor has not, disposed or arranged for the disposal of Materials of Environmental Concern on the Property,

(b) there are no underground storage tanks located on the Property, (c) Transferor has not received any notice from any governmental agency, tenant or third party, pursuant to any notification laws in the State of California or otherwise, that there is asbestos contained in or forming part of any Improvement, including, without limitation, any building, building component, structure or office space on the Property, and (d) no polychlorinated biphenyls
(PCBs) are used or stored at the Property.

               8.8.3 INDEMNIFICATION. Transferor agrees to indemnify, reimburse, defend, and hold Transferee harmless from, for and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, disbursements and expenses, and reasonable consultants' fees, disbursements and expenses, asserted against, resulting to, imposed on, or incurred by Transferee, directly or indirectly, in connection with (i) the breach of any representation or warranty set forth in
Section 8.8.2 of this Agreement or (ii) any event or condition, whether known or unknown to Transferor or disclosed in any report provided to Transferee, which results, directly or indirectly, in an Environmental Claim, to the extent such event or condition occurred, existed, or arose out of conditions that occurred or existed, or were caused, in whole or in part, during the period in which Transferor owned the Property, except for the existence of asbestos-containing materials on the Property and those matters specifically identified for remediation or abatement in environmental assessments of the Property performed by Transferee in connection with this transaction. The obligation of the constituent partners of the Transferor to indemnify Transferee pursuant to this Section shall be several but not joint and shall be limited to the proportionate share of the Contribution Value received by each such constituent partner at the Closing, as set forth on the notice to be delivered by Transferor to Transferee pursuant to Section 2.2 of this Agreement.

               8.8.4 SURVIVAL. Notwithstanding the limitations of any provision to the contrary contained herein, the representations, warranties, covenants and indemnification set forth in this Section 8.8 shall survive the Closing.

          8.9 NO CONFLICTS. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, or instrument or agreement, oral or written, to which Transferor is a party or by which Transferor or the Property is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Transferor or all or any portion of the Property.

          8.10 DUE ORGANIZATION; CONSENTS. Transferor is a joint venture duly organized, validly existing and in good standing under the laws of the State of California, with its principal place of business in the State of California.
All requisite action has been taken by Transferor in connection with entering into this Agreement, and will be taken prior to the Closing in connection with the execution and delivery of the instruments referenced herein and the consummation of the transaction contemplated hereby. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection herewith which has not been obtained. The schedule of constituent partners of Transferor attached as SCHEDULE 8.10 hereto is true, correct and complete.

          8.11 TRANSFEROR AUTHORITY; VALIDITY OF AGREEMENTS. Transferor has full right, power and authority to contribute and convey the Property to Transferee as provided in this Agreement and to carry out its obligations hereunder. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Transferor have the legal power, right and actual authority to bind Transferor to the terms hereof and thereof. This Agreement is, and all instruments, documents and agreements to be executed by Transferor in connection herewith shall be, duly authorized, executed and delivered by Transferor and shall be valid, binding and enforceable obligations of Transferor.

          8.12 INDEMNIFICATION. Transferor and each of the Ownership Unit Recipients agree to indemnify, reimburse, defend, and hold harmless Transferee for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, disbursements and expenses, and reasonable consultants' fees, disbursements and expenses, asserted against, resulting to, imposed on, or incurred by Transferee, directly or indirectly, in connection with the breach of any representation, warranty or agreement of Transferor set forth in this Section 8. The obligation of the constituent partners of the Transferor to indemnify Transferee pursuant to this Section shall be several but not joint and shall be limited to the proportionate share of the Contribution Value received by each such constituent partner at the Closing, as set forth on the notice to be delivered by Transferor to Transferee pursuant to Section 2.2 of this Agreement.

          8.13 FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT. Neither Transferor nor any of the Ownership Unit Recipients is a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "IRC").

          8.14 PROPERTY QUESTIONNAIRE. Transferor has completed for Transferee a tax due diligence questionnaire with respect to the Property, and to Transferor's actual knowledge, the responses therein are true, correct and complete.

          8.15  OWNERSHIP UNITS.

               8.15.1 OWNERSHIP UNIT RECIPIENT REPRESENTATIONS. Transferor hereby represents and warrants and agrees, on behalf of itself and each of the Ownership Unit Recipients (and in so doing represents that it has the authority from the Ownership Unit Recipients to make the representations, warranties, acknowledgements and agreements made in this Agreement on their behalf):

               (a) Transferor and each of the Ownership Unit Recipients are, and at the Closing will be, an "Accredited Investor" as defined in Rule 501 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "ACT").

               (b)  Transferor and each of the Ownership Unit Recipients
(i) have received and reviewed that certain Private Placement Memorandum, dated as of April 3, 1996, and (ii) have had access to such additional financial and other information, and have been afforded the opportunity to ask questions of representatives of the Operating Partnership and the REIT, and to receive answers to those questions, as they have deemed necessary in connection with the acquisition of the Ownership Units that may be acquired pursuant hereto.

               (c)  Transferor and each of the Ownership Unit Recipients
(i) acknowledge that the Ownership Units that will be acquired pursuant to this Agreement are being acquired in transactions not involving any public offering within the meaning of the Act, and that the Ownership Units have not been registered and may never be registered under the Act, and (ii) agree not to offer, sell, transfer or otherwise dispose of all or any portion of the Ownership Units in the absence of registration under the Act unless they deliver to the Operating Partnership and the REIT an opinion of counsel reasonably satisfactory to the Operating Partnership and the REIT, in form and substance satisfactory to the Operating Partnership and the REIT, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Act and under applicable state securities or blue sky laws.

               (d) Transferor and each of the Ownership Unit Recipients acknowledge and agree that the Ownership Units will be in the form of physical certificates and that unless such Ownership Units shall have been registered under the Act, the certificates will bear a legend to the following effect:

     THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

               (e)  Transferor and each of the Ownership Unit Recipients
(i) have such knowledge and experience in financial and business matters that each such party is capable of evaluating the merits and risks of an acquisition of the Ownership Units and is able to bear the economic risk of a loss of an investment in the Ownership Units and (ii) are not acquiring any Ownership Units with a view to the distribution of the Ownership Units or any present intention of offering or selling any of the Ownership Units in a transaction that would violate the Act or the securities laws of any state or any other applicable jurisdiction.

               (f) With respect to individual or partnership tax and other economic considerations involved in the transactions contemplated by this Agreement, including an investment in Ownership Units, neither Transferor nor the Ownership Unit Recipients are relying on Transferee (or any agent or representative of Transferee). Transferor and each of the Ownership Unit Recipients have carefully considered and have, to the extent each believes such discussion necessary, discussed with its professional legal, tax, accounting and financial advisors the suitability of an investment in the Ownership Units for its particular tax and financial situation and has determined that the Ownership Units being acquired by Transferor and the Ownership Unit Recipients are a suitable investment for Transferor and the Ownership Unit Recipients.

               8.15.2 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by Transferor, on behalf of itself or the Ownership Unit Recipients, in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to the Transferee pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

          8.16 SURVIVAL. All of the representations, warranties and agreements of Transferor (on behalf of itself and each of the Ownership Unit Recipients) set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise disclosed in writing to Transferee) and shall survive the delivery of the Deeds and the Closing.

9.   TRANSFEREE'S REPRESENTATIONS AND WARRANTIES.

          Transferee represents and warrants to Transferor, as of the Execution Date and as of the Closing, as follows:

          9.1 NO CONFLICTS. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document or instrument to which Transferee is a party or by which Transferee is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Transferee or all or any portion of the Property.

          9.2 DUE ORGANIZATION; CONSENTS. The Operating Partnership is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware, with its principal place of business in the State of Colorado. The REIT is a corporation duly organized and existing in good standing under the laws of the State of Maryland, with its principal place of business in the State of Colorado. All requisite corporate and partnership action has been taken by Transferee in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation
of the transactions contemplated hereby.   No consent of any officer, director,
partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection herewith which has not been obtained.

          9.3 TRANSFEREE'S AUTHORITY; VALIDITY OF AGREEMENTS. Transferee has full right, power and authority to accept the Property from Transferor as provided in this Agreement and to carry out its obligations hereunder. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Transferee have the legal power, right and actual authority to bind Transferee to the terms hereof and thereof. This Agreement is, and all other documents and instruments to be executed and delivered by Transferee in connection with this Agreement shall be, duly authorized, executed and delivered by Transferee and shall be valid, binding and enforceable obligations of Transferee.

          9.4 FREQUENCY AND AMOUNT OF DIVIDENDS AND DISTRIBUTIONS. Distributions or dividends, as applicable, with respect to OP Units and Shares are made with the same frequency and in the same amount; provided, however, that the initial distributions with respect to OP Units accrue only for the period applicable from the date of the issuance of such OP Units to the distributee.

          9.5 INDEMNIFICATION. Transferee agrees to indemnify, reimburse, defend, and hold harmless Transferor and each of the Ownership Unit Recipients for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, disbursements and expenses, and reasonable consultants' fees, disbursements and expenses, asserted against, resulting to, imposed on, or incurred by Transferor, directly or indirectly, in connection with the breach of any representation, warranty or agreement of Transferee set forth in this Section 9.

          9.6 SURVIVAL. All of the representations, warranties and agreements of Transferee set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date (except as otherwise set forth in writing to Transferor) and shall survive the delivery of the Deed and the Closing.

10.  ADDITIONAL COVENANTS OF TRANSFEROR.

          10.1 In addition to the covenants and agreements of Transferor set forth elsewhere in this Agreement, Transferor covenants and agrees that between the Execution Date and the Closing Date:

               10.1.1 TITLE. Transferor shall not directly or indirectly sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, or create or permit to exist thereon any lien, charge or encumbrance other than the Permitted Exceptions, or enter into any agreement to do any of the foregoing, including, without limitation, any new leases (or renewals, modifications or extensions of any Leases) or any new service contracts (or renewals, modifications or extensions of any existing service contracts), without the prior written consent of Transferee (which consent may be granted or withheld in Transferee's sole and absolute discretion).

               10.1.2 DEVELOPMENT ACTIVITIES. Transferor shall not take any actions with respect to the development of the Property, including, without limitation, applying for, pursuing, accepting or obtaining any permits, approvals or other development entitlements from any governmental or other regulatory entities or finalizing or entering into any agreements relating thereto without the prior written consent of Transferee (which consent may be granted or withheld in Transferee's sole and absolute discretion). Transferor hereby agrees to reasonably cooperate with Transferee in Transferee's efforts to obtain such governmental approvals as Transferee deems necessary to permit Transferee to operate the Property as Transferee wishes.

               10.1.3 NO PRE-PAID RENT. Transferor shall not accept any rent from any Tenant (or any new tenant under any new lease to which Transferee has consented) for more than one (1) month in advance of the payment date.

               10.1.4 NOTICE OF CHANGE IN CIRCUMSTANCES. Transferor shall promptly notify Transferee of any change (collectively, the "CHANGES") in any condition with respect to the Property or any portion thereof or of any event or circumstance of which Transferor obtains knowledge subsequent to the Execution Date which (a) materially affects the Property or any portion thereof, or the use or operation of the Property or any portion thereof, (b) makes any representation or warranty of Transferor to Transferee under this Agreement untrue or misleading in any material respect, or (c) makes any covenant or agreement of Transferor under this Agreement incapable or substantially less likely of being performed, it being expressly understood that Transferor's obligation to provide information to Transferee under this Section 10.1.5 shall in no way relieve Transferor of any liability for a breach by Transferor of any of its representations, warranties, covenants or agreements under this Agreement. In addition to the foregoing, on or before the Due Diligence Termination Date, Transferor shall deliver to Transferee written notice of any Changes of which Transferor has knowledge that have occurred since or subsequent to the Execution Date.

               10.1.5 NO DEFAULTS; MAINTENANCE OF PROPERTY. Transferor shall not default with respect to the performance of any material obligation relating to the Property, including, without limitation, the payment of all amounts due and the performance of all obligations with respect to any existing indebtedness or existing leases or contracts affecting the Property. Transferor shall operate and maintain the Property in accordance with Transferor's past practice and all applicable Laws, rules and regulations affecting the Property or any portion thereof.

               10.1.6 EXCLUSIVE NEGOTIATIONS. Transferor shall (i) remove the Property from the market, and (ii) cease and refrain from any and all negotiations with any other prospective optionees or purchasers of the Property.

               10.1.7 SERVICE, MANAGEMENT AND EMPLOYMENT CONTRACTS. Transferor shall not enter into, extend, renew or replace any existing service, property management or employment contracts in respect of the Property without the prior written consent of Transferee (which consent may be withheld in Transferee's sole and absolute discretion), unless the same shall be cancellable without penalty or premium, upon not more than thirty (30) days' notice from the owner of the Property.

               10.1.8 NEW LEASES. At Transferee's request, Transferor shall advise Transferee of any and all negotiations with current or potential tenants of the Property. Transferor shall not enter into any new lease or extend any Lease for a term in excess of one (1) year without Transferee's prior written consent, which consent may be withheld in Transferee's sole and absolute discretion.

11.  ADDITIONAL COVENANTS OF TRANSFEREE.

          In addition to the covenants and agreements of Transferee set forth elsewhere in this Agreement, Transferee covenants and agrees that from the Closing until the earlier to occur of (i) the date that is five (5) years after the Closing Date, or (ii) the date on which Transferor and the Ownership Unit Recipients collectively hold less than four hundred sixty thousand and fifty-four (460,054) Ownership Units, Transferee will not voluntarily transfer all or any portion of the Property in a transaction that could reasonably be expected to result in recognition of taxable gains by Transferor or the Ownership Unit Recipients. Transferor and each of the Ownership Unit Recipients acknowledge and agree that a tax-deferred exchange of the Property or any portion thereof pursuant to Section 1031 of the IRC would not reasonably be expected to result in recognition of taxable gains by Transferor or the Ownership Unit Recipients and, therefore, is a permitted disposition pursuant to the foregoing sentence. Notwithstanding anything to the contrary in the first (1st) sentence of this
Section 11, Transferor acknowledges and agrees that Transferee may contribute all or any portion of the Property to an affiliate of Transferee and that such contribution is permitted hereunder, provided that any such permitted transferee agrees to be bound by the provisions of this Section 11.

12.  RISK OF LOSS.

          12.1 CONDEMNATION. If, prior to the Closing, all or any material portion of either or both of the Land Parcels or any other part of the Property is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Transferor shall immediately notify Transferee of such fact. In such event, Transferee shall have the option to terminate this Agreement upon written notice to Transferor given not later than thirty (30) days after receipt of such notice from Transferor. Upon such termination, Escrow Agent shall return the Deposit to Transferee, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Transferee shall have no right to terminate this Agreement as a result of any non-material taking of the Property. If Transferee does not elect or has no right to terminate this Agreement, Transferor shall assign and turn over to Transferee, and Transferee shall be entitled to receive and keep, all awards for the taking by condemnation and Transferee shall be deemed to have accepted the Property subject to the taking without reduction in the Contribution Value.

          12.2 CASUALTY. Prior to the Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Transferor. If, prior to the Closing any material part of the Improvements located on either or both of the Land Parcels or any other part of the Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Transferor shall immediately notify Transferee of such fact. In such event, Transferee shall have the option to terminate this Agreement in the same manner as provided in Section 12.1 hereof upon written notice to Transferor given not later than thirty (30) days after receipt of any such notice from Transferor. Transferee shall have no right to terminate this Agreement as a result of any non-material damage or destruction of the Property. If Transferee does not elect or has no right to terminate this Agreement, Transferor shall assign and turn over, and Transferee shall be entitled to receive and keep, all insurance proceeds payable with respect to such damage or destruction (which shall then be repaired or not at Transferee's option and cost) and Transferee shall receive as a credit against the Contribution Value an amount equal to the deductible amount with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement. If Transferee does not elect or has no right to terminate this Agreement by reason of any casualty, Transferee shall have the right to participate in any adjustment of the insurance claim.

13.  LIQUIDATED DAMAGES; SPECIFIC PERFORMANCE.

          13.1 LIQUIDATED DAMAGES. IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF TRANSFEREE IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, TRANSFEREE AND TRANSFEROR AGREE THAT TRANSFEROR'S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT ESCROW AND THIS TRANSACTION FAIL TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF TRANSFEREE IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, TRANSFEROR, AS TRANSFEROR'S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON). IN THE EVENT ESCROW

FAILS TO CLOSE SOLELY AS A RESULT OF TRANSFEREE'S DEFAULT, THEN (1) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF TRANSFEREE AND TRANSFEROR HEREUNDER AND THE ESCROW CREATED HEREBY SHALL TERMINATE, (2) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY TO TRANSFEREE AND TRANSFEROR ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSITED THE SAME, (3) ESCROW AGENT SHALL DELIVER THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO TRANSFEROR PURSUANT TO TRANSFEROR'S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES,
(4) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO TRANSFEREE AND (5) ESCROW AGENT SHALL DELIVER TO TRANSFEREE ALL INTEREST AND DIVIDENDS EARNED ON THE DEPOSIT.

          TRANSFEROR AND TRANSFEREE ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.1, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

- ------------                                                ------------
Transferor's                                                Transferee's
Initials                                                    Initials

               13.2 DEFAULT BY TRANSFEROR. In the event that the Closing of the transaction contemplated in this Agreement does not occur by reason of any default by Transferor, then (i) Escrow Agent shall return the Deposit to Transferee and (ii) Transferee shall be entitled to pursue any remedy available to it hereunder, at law or in equity, including, without limitation, the specific performance of this Agreement.

14.  BROKERS.

               Transferee and Transferor each hereby represent, warrant to and agree with each other that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker's fee, finder's fee, commission or other similar compensation ("COMMISSION") shall or may become due or payable in connection with the transaction contemplated hereby, other than with

Brokers pursuant to the Brokerage Agreement. Transferor hereby agrees to pay all Commission due and payable to Brokers in connection with the transaction contemplated hereby pursuant to the Brokerage Agreement. Transferor shall indemnify, defend and hold Transferee harmless from and against any and all claims, losses, damages, costs and expenses (including reasonable attorneys' fees, charges and disbursements) incurred by Transferee by reason of any breach or inaccuracy of the representation, warranty and agreement of Transferor contained in this Section 14. Transferee shall indemnify, protect, defend and hold Transferor harmless from and against any and all claims, losses, damages, costs and expenses (including reasonable attorneys' fees, charges and disbursements) incurred by Transferor by reason of any breach or inaccuracy of the representation, warranty and agreement of Transferee contained in this Section 14. The provisions of this Section 14 shall survive the Closing or earlier termination of this Agreement.

15.  INDEMNIFICATION.

               Transferee hereby agrees to indemnify, defend and hold Transferor harmless from and against any claims, demands, obligations, losses, costs, damages, liabilities, judgments or expenses (including reasonable attorneys' fees, charges and disbursements) arising out of or in connection with the ownership, operation or maintenance of the Property after the Closing. Transferor hereby agrees to indemnify, defend and hold Transferee harmless from and against any claims, demands, obligations, losses, costs, damages, liabilities, judgments or expenses (including reasonable attorneys' fees, charges and disbursements) arising out of or in connection with the ownership, operation or maintenance of the Property prior to the Closing. Each party shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which the other party may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement. The provisions of this Section 15 shall survive the Closing.

16.  MISCELLANEOUS PROVISIONS.

               16.1 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law. The parties hereto agree that any action or proceeding instituted by either party under or pursuant to this Agreement with respect to any matter arising or growing out of this Agreement shall be brought only in the State of California. Transferor and Transferee executed this Agreement in Orange County, California, and performance of this Agreement is required in Orange County, State of California.

               16.2  ENTIRE AGREEMENT; MODIFICATIONS; WAIVER.

                    16.2.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Transferee and Transferor pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith. Without limiting the foregoing, upon the execution of this Agreement, that certain letter agreement, dated March 15, 1996 from Mr. Pankey and Mr. Birmingham to Mr. Jeffrey E. Stone shall terminate and be of no further force or effect.

                    16.2.2 MODIFICATION. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

               16.3 NOTICES. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "NOTICES") shall be in writing and may be given personally, by registered or certified mail, or by Federal Express (or other reputable overnight delivery service).

To Transferee:      AIMCO Properties, L.P.
                    1873 South Bellaire Street, 17th Floor
                    Denver, Colorado 80222-4348
                    Attention:  Mr. Harry Alcock
                    Telephone:  (303) 757-8101
and to:             AIMCO Properties, L.P.
                    510 West 6th Street, Suite 1000
                    Los Angeles, California 90014
                    Attention:  Mr. Peter K. Kompaniez
                    Telephone:  (213) 680-2936

With A Copy To:     Skadden, Arps, Slate, Meagher & Flom
                    300 South Grand Avenue, Suite 3400
                    Los Angeles, California  90071
                    Attention:  Rand S. April, Esq.
                    Telephone:  (213) 687-5060

To Transferor:      Thoner-Pankey
                    1801 Parkcourt Place, Building I
                    Santa Ana, California 92701-5083
                    Attention:  David Poole and Jim Birmingham
                    Telephone:  (714) 558-1921

With A Copy To:     Sikora & Price, Inc.
                    2913 Pullman Street, Suite B
                    Santa Ana, California  92705-5818
                    Attention:  Steven C. Crooke
                    Telephone:  (714) 261-2233

To Escrow           Stewart Title Guaranty Company
Agent:              1980 Post Oak Boulevard, Suite 610
                    Houston, Texas 77056
                    Attention: Ms. Lolly Avant
                    Telephone: (713) 625-8136

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. All Notices shall be deemed to have been given when received.

               16.4 EXPENSES. Subject to the provision for payment of Closing Costs in accordance with Section 7.7 hereof, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

               16.5  ASSIGNMENT.

                    16.5.1 TRANSFEROR'S RIGHT TO ASSIGN. Transferor shall have the right, power and authority, without Transferee's consent, to assign this Agreement or any portion of this Agreement or Transferor's rights hereunder pro rata to the Ownership Unit Recipients in accordance with the proportionate share of the Contribution Value distributed to each of them; provided, however, that
(i) such assignee assumes the obligations of Transferor hereunder, and (ii) no such assignment or delegation shall relieve Transferor of its obligations or liabilities under this Agreement. Except as provided in the preceding sentence, Transferor shall not have the right to assign, this Agreement or any portion therefor to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Transferee's prior written consent.

                    16.5.2 TRANSFEREE'S RIGHT TO ASSIGN. Transferee shall have the right, power and authority to assign this Agreement or any portion of this Agreement or Transferee's rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Transferor's consent, to any affiliate of Transferee; provided, however, that no such assignment or delegation shall relieve Transferee of its obligations or liabilities under this Agreement. Except as provided in the preceding sentence, Transferee shall not have the right to assign, this Agreement or any portion thereof or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Transferor's prior written consent.

               16.6 SEVERABILITY. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

               16.7 SUCCESSORS AND ASSIGNS; THIRD PARTIES. Subject to and without waiver of the provisions of Section 16.5 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns.
Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

               16.8 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

               16.9 HEADINGS. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

               16.10 TIME OF ESSENCE. Time shall be of the essence with respect to all matters contemplated by this Agreement.

               16.11 FURTHER ASSURANCES. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Transferor and Transferee, Transferor and Transferee agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at closing or after Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.

               16.12 NUMBER AND GENDER. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

               16.13 CONSTRUCTION. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

               16.14 POST-CLOSING ACCESS TO RECORDS. Upon receipt by Transferor of Transferee's reasonable written request at anytime and from time to time within a period of three (3) years after the Closing, Transferor shall, at Transferor's principal place of business, during Transferor's normal business hours, make all of Transferor's records relating to the Property available to Transferee for inspection and copying (at Transferee's sole cost and expense).

               16.15 EXHIBITS. All exhibits attached hereto are hereby incorporated by reference as though set out in full herein.

               16.16 ATTORNEYS' FEES. In the event that either party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, attorneys' fees, charges, disbursements and the fees and costs of expert witnesses.

               16.17 BUSINESS DAYS. As used herein, the term "BUSINESS DAY" shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       TRANSFEREE:

                                       AIMCO PROPERTIES, L.P.,
                                       a Delaware limited partnership

                                       By: AIMCO-GP, Inc.,
                                           its general partner

                                           By: /s/ Peter K. Kompaniez
                                               -------------------------------
                                               Name: Peter K. Kompaniez
                                               Its: Vice President

                                       APARTMENT INVESTMENT AND
                                       MANAGEMENT COMPANY,  a Maryland
                                       corporation

                                       By: /s/ Peter K. Kompaniez
                                           ----------------------------------
                                           Name: Peter K. Kompaniez
                                           Its: Vice Chairman

                                       TRANSFEROR:

                                       THONER-PANKEY, a California joint ven-
                                       ture


                                       By  /s/ Homer E. Lindley
                                          ----------------------------------
                                           Name:  Homer E. Lindley


                                       By: /s/ Gared N. Smith
                                          -----------------------------------
                                           Name:  Gared N. Smith


                                       By: /s/ Edgar E. Pankey
                                          -------------------------------------
                                           Name: Edgar E. Pankey

                                       By: BIRMINGHAM-THONER DEVEL-
                                           OPMENT COMPANY, a California
                                           limited partnership (formerly known
                                           as Thoner & Birmingham Develop-
                                           ment Co., a partnership)


                                               By: /s/ James J. Birmingham
                                                  -----------------------------
                                                  Name:  James J. Birmingham
                                                  Its:  General Partner

                                           By: PANKEY GROUP, a California gen-
                                               eral partnership


                                               By: /s/ Edgar E. Pankey
                                                   --------------------------
                                                   Name: Edgar E. Pankey
                                                   Its: Managing General Partner

                               LIST OF EXHIBITS

EXHIBIT "A"    LEGAL DESCRIPTION

EXHIBIT "B"    FORM OF DEEDS

EXHIBIT "C"    SCHEDULE OF PERSONAL PROPERTY

EXHIBIT "D"    INTENTIONALLY OMITTED

EXHIBIT "E"    FORM OF ASSIGNMENT OF LEASES

EXHIBIT "F"    FORM OF BILL OF SALE AND ASSIGNMENT

EXHIBIT "G"    INTENTIONALLY OMITTED

EXHIBIT "H"    FORM OF NON-FOREIGN AFFIDAVIT

EXHIBIT "I"    LEASE SCHEDULE

EXHIBIT "J-1"  REGISTRATION RIGHTS AGREEMENT (Common Stock)

EXHIBIT "J-2"  REGISTRATION RIGHTS AGREEMENT (OP Units)

SCHEDULE 2.2   OWNERSHIP UNIT RECIPIENTS

SCHEDULE 3.8   SERVICE CONTRACTS

SCHEDULE 8.6   COMPLIANCE WITH LAWS